SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                           WITHDRAWAL OF REGISTRATION
                                    STATEMENT


                             Pursuant to Rule 477 of
                                  Regulation C


                         Commission File No. 333-103557



                               DECOR SYSTEMS, INC.
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Florida                                          59-3032722
-------------------------------                ---------------------------------
(State or other jurisdiction of                (IRS Employer Identification No.)
 incorporation or organization)

                     5555 W. WATERS AVE Tampa, Florida 33634
                    ----------------------------------------
                    (Address of principal executive offices)


                                 (813) 393-5075
                         ------------------------------
                            (Issuer telephone number)

                Request for Withdrawal of Registration Statement
    Filed on Form SB-2 for Decor Systems, Inc. Commission File No. 333-103557


     Request is hereby made to withdraw the Registration Statement of Decor Systems, Inc., Commission File No. 333-103557.

     The grounds for withdrawl are as follows:

1.   The  Regisration   Statement  as  originally  filed  was  rejected  by  the
     Commission on June 4, 2003.

2. A new Registration Statement was filed on Form SB-2 on October 7, 2003, Commission File No. 333-109550. superceding and replacing the original filing.

3.   No securities were or have been sold in connection with the offering.



                                Sincerely,
                                DECOR SYSTEMS, INC.



                                /s/ Lee Colvin
                                ----------------------
                                Lee Colvin, President